UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          PAN ASIA COMMUNICATIONS CORP.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Nevada                    0-25553                  88-0419476
  -------------------------  -----------------------  --------------------------
(State or other jurisdiction      (Commission File          (IRS Employer
of incorporation or organization)      Number)             Identification No.)


  Suite 1001, 1166 Alberni Street, Vancouver, British Columbia, Canada V6E 3Z3
                                 (604) 648-2090
   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)




                             CALCULATION OF REGISTRATION FEE
                             -------------------------------

                                            PROPOSED         PROPOSED
                               AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE      AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED     PER UNIT      OFFERING PRICE        FEE
---------------------------  ----------  ---------------  ---------------  -------------
Class A Common Stock          1,500,000  $       0.10(1)  $    150,000.00  $       13.80
---------------------------  ----------  ---------------  ---------------  -------------


-------------------------------
(1)  Estimated  solely  for  the  purpose  of  calculating  the registration fee pursuant  to  Rule  457  under  the  Securities  Act  of  1933

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION

This Prospectus is part of a Registration Statement which registers an aggregate 1,500,000 shares of common stock, $0.01 par value, of Pan Asia Communications Corp. (the "Company") which have been issued as set forth herein to the following named persons who are "Selling Shareholders":

     ------------------  ----------------  --------------------------------
     NAME                NUMBER OF SHARES         SERVICES AGREEMENT
     ------------------  ----------------  --------------------------------
     Murray Duncan                100,000  Business Management Consultant
     ------------------  ----------------  --------------------------------
     Bob Glandon                  300,000  Strategic Management Consultant
     ------------------  ----------------  --------------------------------
     Ashley V. Redmond            500,000  Mergers and Acquisitions -
                                           International
     ------------------  ----------------  --------------------------------
     George Stoyanovski           250,000  Mergers and Acquisitions - North
                                           America
     ------------------  ----------------  --------------------------------
     Zoltan Vass                  350,000  Strategic Management Consultant
     ------------------  ----------------  --------------------------------

In February 2003, Consulting Agreements for services were entered into with Murray Duncan, Bob Glandon, Ashley V. Redmond, George Stoyanovski and Zoltan Vass. The Selling Shareholders have been advised by the Company that they may sell all or a portion of their shares of common stock, from time to time, through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. The Selling Shareholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

The shares of common stock offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document. The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to Pan Asia Communications.

The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions. Pan Asia Communications will not receive proceeds from the sale of any of the Shares. Pan Asia Communications is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Offering Prospectus. The Offering Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

This Offering Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MR. MARK GLUSING, PRESIDENT, 1166 Alberni Street, Suite 1001, Vancouver, British Columbia, V6E 3Z3 Telephone: (604) 648-2090.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3   INCORPORATION OF DOCUMENTS BY REFERENCE

The Company has filed the following documents with the Securities and Exchange Commission within the preceding fiscal year:

     (i)  Annual Report on Form 10KSB, filed on April 30, 2002;
     (ii) Notification of Acquisition of Asset, filed May 15, 2002 and updated May 28, 2002;
     (iii) Form S-8 registering an aggregate 5,950,000 shares of common stock, filed on June 4, 2002 and amended on June 14 and June 18, 2002;
     (iv) Quarterly Reports on Form 10QSB, filed, respectively, on June 25, 2002; September 23, 2002, and December 19, 2002;
     (v)  Notification of Disposition of Asset, filed on September 23, 2002;
     (vi) Notification of a change in the company's directors, filed on December 10, 2002;
     (vii) Form 8-K notification of a debt settlement for 4,000,000 common shares, filed on February 4, 2003;
     (viii) Schedule 13D, regarding 4,000,000 share debt settlement, filed on February 7, 2003;
     (ix) Form 8-K notification of a debt settlement for 1,030,636 common shares, filed on February 7, 2003;
     (x) Schedule 13D, regarding 1,030,636 common shares, filed on February 11, 2003.

The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4.   DESCRIPTION OF SECURITIES

The Company is authorized to issue 25,000,000 shares of Common Stock, $0.01 par value. The Company's stock is currently traded on the OTCBB, under symbol PNAC. The presently outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK. As of October 31, 2002, approximately 13,789,945 shares of Common Stock were outstanding, excluding those shares being registered in this statement.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in Section 37(b) of the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than sixty (60) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT: The Company's registrar and transfer agent is Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, NV 89119, 702-361-3033.

DISSENTERS' RIGHTS: Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK. There are no shares of preferred stock authorized.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 43(a) of the Company's By-laws, the Company must indemnify its officers and directors to the fullest extent allowed by Nevada law. Additionally, pursuant to Section 43(c) of the Company's By-laws, the Company must advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, provided such person provides the Company with an undertaking to repay such expenses in the event that it is ultimately determined that such person is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

The Shares were issued for advisory and consulting services rendered. These issuances were made in reliance on the exemption from the registration requirements of the 1933 Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM 8.   EXHIBITS

The following documents are filed as Exhibits to this Registration Statement:

     1. Opinion of Woodburn & Wedge as to the validity of the shares being registered.
     2.   Consent of Woodburn & Wedge (included in Exhibit 1)
     3.   Consent of Morgan & Company, Chartered Accountants

ITEM 9.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on February 25, 2003.


PAN ASIA COMMUNICATIONS CORP.


/s/ Mark Glusing
---------------------------------------
Mark Glusing, President


/s/ Cecil Morris
---------------------------------------
Cecil Morris, Director


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.


Dated:   February 25, 2003

/s/ Mark Glusing
---------------------------------------
Mark Glusing, Director


Dated:   February 25, 2003

/s/ Cecil Morris
---------------------------------------
Cecil Morris, Director